Top of the Form
Exhibit 99.1
FOR IMMEDIATE RELEASE
October 27, 2011
Contact:
Corporate Communications
Federal Home Loan Bank of Dallas
www.fhlb.com
(214) 441-8445
Federal Home Loan Bank of Dallas
Reports Third Quarter Earnings
DALLAS, TEXAS, October 27, 2011 – The Federal Home Loan Bank of Dallas (Bank) today reported net income of $11.8 million for the quarter ended September 30, 2011. For the nine months ended September 30, 2011, the Bank reported net income of $30.0 million.
Total assets at September 30, 2011 were $31.4 billion, compared with $31.4 billion at June 30, 2011 and $39.7 billion at December 31, 2010. During the third quarter, declines in the Bank’s advances ($1.1 billion), short-term liquidity portfolio ($0.5 billion) and long-term held-to-maturity securities portfolio ($0.4 billion) were offset by the addition to the Bank’s long-term investment portfolio of $2.0 billion in U.S. agency and other highly rated debentures, all of which were classified as available-for-sale. For the nine-month period ended September 30, 2011, declines in the Bank’s advances ($6.9 billion), short-term liquidity portfolio ($1.8 billion) and long-term held-to-maturity securities portfolio ($1.6 billion) were offset in part by the third quarter additions to the Bank’s long-term investment portfolio.
Advances totaled $18.6 billion at September 30, 2011, compared with $19.7 billion at June 30, 2011 and $25.5 billion at December 31, 2010. During the quarter and nine months ended September 30, 2011, advances to the Bank’s top five borrowers as of December 31, 2010 decreased by $1.5 billion and $5.6 billion, respectively, which included the maturity of $1.2 billion and $4.5 billion, respectively, of advances to the Bank’s two largest borrowers as of December 31, 2010. In addition, during the year-to-date period, $0.8 billion of maturing advances were repaid following the consolidation of several members’ charters into the charter of an out-of-district institution. Advances to the Bank’s other members increased by $0.4 billion during the third quarter; during the nine-month period, advances to these members decreased by $0.5 billion.
Due to principal repayments on mortgage-backed securities (MBS), the Bank’s held-to-maturity securities portfolio declined from $7.3 billion at June 30, 2011 and $8.5 billion at December 31, 2010 to $6.9 billion at September 30, 2011. The Bank did not acquire any MBS during the nine months ended September 30, 2011.
The Bank’s operating results for the quarter and nine months ended September 30, 2011 included credit-related other-than-temporary impairment charges of $1.6 million and $5.3 million, respectively, on certain of its investments in non-agency (private-label) residential MBS (RMBS). The unpaid principal balance of the Bank’s non-agency RMBS holdings, all of which are classified as held-to-maturity, totaled $331.3 million at September 30, 2011, compared with $348.3 million at June 30, 2011 and $397.9 million at December 31, 2010.
The Bank’s retained earnings increased to $478.1 million at September 30, 2011, from $467.5 million at June 30, 2011 and $452.2 million at December 31, 2010. Accumulated other comprehensive loss attributable to the non-credit portion of other-than-temporary impairment losses on the Bank’s non-agency RMBS holdings declined from $56.2 million at June 30, 2011 and $63.3 million at December 31, 2010 to $52.6 million at September 30, 2011. Accumulated other comprehensive loss attributable to net unrealized losses on the Bank’s available-for-sale securities portfolio totaled $6.1 million as of September 30, 2011.
Additional selected financial data as of and for the quarter and nine months ended September 30, 2011 is set forth below. Further discussion and analysis regarding the Bank’s third quarter and year-to-date results will be included in its Form 10-Q for the quarterly period ended September 30, 2011 to be filed with the Securities and Exchange Commission.
About the Federal Home Loan Bank of Dallas
The Federal Home Loan Bank of Dallas is one of 12 district banks in the FHLBank System created by Congress in 1932. The Bank is a member-owned cooperative that supports housing and community development by providing competitively priced loans (known as advances) and other credit products to more than 900 members and associated institutions in Arkansas, Louisiana, Mississippi, New Mexico and Texas. For more information, visit the Bank’s website at fhlb.com.

Federal Home Loan Bank of Dallas
Selected Financial Data
As of and For the Three and Nine Months Ended September 30, 2011
(Unaudited, in thousands)

	September 30, 2011	June 30, 2011	December 31, 2010
Selected Statement of Condition Data:
Investments (1)	$11,250,626	$9,285,616	$12,268,954
Advances	18,648,722	19,684,428	25,455,656
Mortgage loans held for portfolio, net	173,378	183,908	207,168
Total assets	31,427,316	31,387,759	39,690,070
Consolidated obligations, net	27,401,516	27,974,372	36,447,583
Mandatorily redeemable capital stock	7,604	17,176	8,076
Capital stock — putable	1,243,943	1,284,559	1,600,909
Retained earnings	478,060	467,503	452,205
Total accumulated other comprehensive income (loss)	(58,222)	(55,695)	(62,702)
Total capital (2)	1,663,781	1,696,367	1,990,412

	For the Three Months Ended September 30, 2011	For the Nine Months Ended September 30, 2011

Selected Statement of Income Data:
Net interest income	$34,871	$114,397
Credit component of other-than-temporary impairment losses	(1,615)	(5,337)
Other loss	(980)	(12,713)
Total other expense	19,166	58,471
Total assessments	1,312	7,837
Net income	11,798	30,039

(1)
Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, trading securities, available-for-sale securities and held-to-maturity securities.

(2)
As of September 30, 2011, June 30, 2011 and December 31, 2010, total regulatory capital was $1,729,607, $1,769,238 and $2,061,190, respectively, which represented 5.50 percent, 5.64 percent and 5.19 percent, respectively, of total assets as of those dates.

###